                                                                    EXHIBIT 12.1

                  CHANCELLOR MEDIA CORPORATION OF LOS ANGELES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

                                                                             ACTUAL NINE     ACTUAL NINE     PRO FORMA
                                                                               MONTHS          MONTHS           YEAR
                                     YEAR ENDED DECEMBER 31,                    ENDED           ENDED          ENDED
                        -------------------------------------------------   SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,
                          1993      1994      1995       1996      1997         1997            1998            1997
                        --------   -------   -------   --------   -------   -------------   -------------   ------------
Earnings:
  Net income (loss)
    before income
    taxes.............  $(20,749)  $    39   $(5,658)  $(19,090)  $(6,692)     $ 5,882        $ (91,518)     $(362,464)
  Fixed charges.......    15,086    15,252    20,854     40,461    89,325       47,544          152,517        391,298
                        --------   -------   -------   --------   -------      -------        ---------      ---------
  Earnings as
    adjusted(A).......  $ (5,663)  $15,291   $15,196   $ 21,371   $82,633      $53,426        $  60,999      $  28,834
                        ========   =======   =======   ========   =======      =======        =========      =========
Fixed Charges:
  Interest expense....  $ 13,878   $13,809   $19,199   $ 37,527   $85,017      $45,036        $ 145,992      $ 378,628
  Amortization of
    deferred financing
    costs.............       728       712       631      1,113     1,337          885            2,133          6,774
  Rents under leases
    representative of
    an interest
    factor(1).........       480       731     1,024      1,821     2,971        1,623            4,392          5,896
                        --------   -------   -------   --------   -------      -------        ---------      ---------
Fixed charges as
  adjusted(B).........    15,086    15,252    20,854     40,461    89,325       47,544          152,517        391,298
                        ========   =======   =======   ========   =======      =======        =========      =========
Ratio of earnings to
  fixed charges (A)
  divided by (B)......        --       1.0        --         --        --         1.12               --             --
Deficiency of earnings
  to fixed charges....  $ 20,749   $    --   $ 5,658   $ 19,090   $ 6,692      $    --        $  91,518      $ 362,464

                          PRO FORMA
                         NINE MONTHS
                            ENDED
                        SEPTEMBER 30,
                            1998
                        -------------
Earnings:
  Net income (loss)
    before income
    taxes.............    $(259,114)
  Fixed charges.......      293,668
                          ---------
  Earnings as
    adjusted(A).......    $  34,554
                          =========
Fixed Charges:
  Interest expense....    $ 283,971
  Amortization of
    deferred financing
    costs.............        5,080
  Rents under leases
    representative of
    an interest
    factor(1).........        4,617
                          ---------
Fixed charges as
  adjusted(B).........      293,668
                          =========
Ratio of earnings to
  fixed charges (A)
  divided by (B)......           --
Deficiency of earnings
  to fixed charges....    $ 259,114

-------------------------

(1) Management of CMCLA believes approximately one-third of rental and lease expense is representative of the interest component of rent expense.